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                                                               Exhibit (3)(i)(d)


                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                    GHS, INC.

         GHS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

         RESOLVED, that the Restated Certificate of Incorporation of GHS, INC. be amended by changing paragraph (a) of the Article thereof numbered "FOURTH" so that, as amended, paragraph (a) of said Article shall be and read as follows:

                  "(a) The corporation shall be authorized to issue an aggregate of One Hundred One Million (101,000,000) shares of capital stock, consisting of One Million (1,000,000) shares of Preferred Stock having a par value of one cent ($.01) per share (the "Preferred Stock") and One Hundred Million (100,000,000) shares of Common Stock having a par value of one cent ($.01) per share (the "Common Stock"). Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine."

         SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.





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         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware and Article Nine of the Restated Certificate of Incorporation.


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     IN WITNESS WHEREOF, said GHS, INC. has caused this certificate to be signed by Beth Polish, its President and Chief Operating Officer, this 1st day of November, 1999.

                                    GHS, INC.

                                    By: /s/ BETH POLISH
                                        ---------------------------------------
                                         Beth Polish
                                         President and Chief Operating Officer